EXHIBIT 99.1
                                               Confidential Treatment Requested
                                                              [*] Redacted Text

McDATA Corporation


                    MANUFACTURING AND PURCHASE AGREEMENT



"McDATA"
         McDATA Corporation
         380 Interlocken Crescent
         Broomfield, CO  80021-3464


"SCI"
         SCI Technology, Inc.
         d.b.a. SCI Systems, Inc.
         702 Bandley Drive
         Fountain, CO  80817


The Effective Date of this Manufacturing and Purchase Agreement shall be:
December 14, 2001.
--------------------------
(to be completed by McDATA)

The following identified documents are incorporated herein by reference.

__X___   Manufacturing and Purchase Agreement

__X___   Appendix 1 - Products
__X___   Appendix 2 - Production Quote Model
__X___   Appendix 3 - Price Matrix
__X___   Appendix 4 - SCI Contract Quality Requirements



This Agreement and the Appendices identified above, constitutes the entire agreement between McDATA and SCI with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral or written representations, proposals or agreements between the parties concerning the subject matter of this Agreement. In the event of any conflict between the terms of this Agreement and of any Appendix, the terms of the Appendix shall govern.



Accepted and agreed to by:                        Accepted and agreed to by:

McDATA Corporation   (McDATA)                     SCI Technology, Inc.,
                                                  d.b.a SCI Systems, Inc. (SCI)


Signed:  /S/ Robert Finley                           Signed:  /S/ Steven T. Korn
         --------------------------------                     -----------------------------
            (Authorized Signature)                                (Authorized Signature)

Name:    Robert Finley                               Name:     Steven T. Korn
         --------------------------------                      ----------------------------
Title:   Vice President of Manufacturing             Title:    Vice President/Plant Manager
         --------------------------------                      -----------------------------
Date:    December 13, 2001                           Date:     December 13, 2001
         --------------------------------                      -----------------------------



                                          TABLE OF CONTENTS

1.       SCOPE             .....................................................................1

2.       DEFINITIONS       .....................................................................1

3.       PRODUCTS          .....................................................................2
         3.1      Products .....................................................................2
         3.2      Product Specifications........................................................2
         3.3      Quality and Reliability Assurance.............................................2
         3.4      Identification of Products and Trademark Rights...............................2

4.       MANUFACTURE OF PRODUCTS................................................................2
         4.1      Manufacture of Products.......................................................2
         4.2      Manufacturability of McDATA Design............................................2
         4.3      Manufacture in Accordance with Specifications.................................3
         4.4      Location and Qualification of Manufacturing Operations........................3
         4.5      Approved Supplier List and Manufacturer's Parts List..........................3
         4.6      McDATA Engineering Change Orders..............................................3
         4.7      Tooling and McDATA-Owned Equipment............................................4
         4.8      Change in Manufacturing Process...............................................4
         4.9      Country of Origin Certificate.................................................4
         4.10     International Direct Ship Products............................................4
         4.11     Environmental Matters.........................................................5

5.       PRODUCT PRICING   .....................................................................5
         5.1      Prices   .....................................................................5
         5.2      Production Quote Model........................................................5
         5.3      Price Matrix..................................................................5
         5.4      Optical  [*] Material Pricing.................................................5
         5.5      Cost Reduction Requirements...................................................5
         5.6      Most Favored Nations..........................................................6

6.       FORECASTS, ORDERS, AND DELIVERY........................................................6
         6.1      Forecasts.....................................................................6
         6.2      Burst Capacity................................................................6
         6.3      Purchase Orders and Releases..................................................6
         6.4      Payment Terms.................................................................7
         6.5      Acceptance of Purchase Orders.................................................7
         6.6      Delivery .....................................................................7
         6.7      Delayed Delivery..............................................................7
         6.8      Order Rescheduling............................................................7
         6.9      Order Cancellation............................................................8
         6.10     Packaging.....................................................................8
         6.11     Shipment, Title and Risk of Loss..............................................8

7.       WARRANTY AND DISCLAIMER................................................................8
         7.1      Performance Warranties........................................................8
         7.2      Product Warranty..............................................................8
         7.3      Epidemic Failure Warranty....................................................10

8.       INVENTORY RISK MANAGEMENT.............................................................10
         8.1      Lead Time Expectations.......................................................10
         8.2      Non-cancelable Non-returnable (NCNR) Rules...................................10
         8.3      End-of-Life Inventory Support................................................10
         8.4      Inventory Risk Limitation for Excess and Obsolete Inventory..................10
         8.5      Supplemental First Choice Purchases..........................................11

9.       RISK MANAGEMENT   ....................................................................11
         9.1      Disaster Recovery............................................................11
         9.2      Key Personnel................................................................11
         9.3      SCI Supplier Disaster Recovery Plan..........................................11

10.      PROGRAM MANAGEMENT....................................................................11
         10.1     Quarterly Reviews............................................................11
         10.2     On-site Support Expectations.................................................11
         10.3     New Product Introduction Program Coordination................................11

11.      CONFIDENTIAL INFORMATION AND NON-DISCLOSURE...........................................12
         11.1     Confidential Information.....................................................12
         11.2     Exceptions...................................................................12
         11.3     Non-Disclosure Obligation....................................................12
         11.4     Effect of Termination........................................................12
         11.5     Injuctive Relief.............................................................13

12.      INDEMNIFICATION AND INSURANCE.........................................................13
         12.1     Infringement Indemnification by SCI..........................................13
         12.2.    Infringement Indemnification by McDATA.......................................13
         12.3     Indemnification by McDATA....................................................13
         12.4     General Indemnification......................................................13
         12.5     Insurance....................................................................14

13.      LIMITATION OF LIABILITY...............................................................14

14.      TERM AND TERMINATION..................................................................14
         14.1     Term     ....................................................................14
         14.2     Termination for Material Breach..............................................14
         14.3     Termination for Insolvency...................................................14
         14.4     Inventory Indemnification....................................................14
         14.5     Effect of Termination........................................................15
         14.6     Return of Materials..........................................................15
         14.7     Dispute Resolution...........................................................15

15.      MANUFACTURE RIGHTS....................................................................15

16.      MARKETING OR PUBLICITY................................................................15

17.      EXPORT ADMINISTRATION.................................................................16

18.      GENERAL PROVISIONS....................................................................16
         18.1     Relationship of Parties......................................................16
         18.2     Notices  ....................................................................16
         18.3     Force Majeure................................................................16
         18.4     Amendment or Waiver..........................................................16
         18.5     Non-Assignment; No Third Party Rights........................................16
         18.6     Severability.................................................................16
         18.7     Further Assurances...........................................................17
         18.8     Attorney's Fees..............................................................17
         18.9     Governing Law................................................................17
         18.10    Entire Agreement.............................................................17
         18.11    Right to Audit...............................................................17
         18.12    Counterparts.................................................................17

Appendix 1        Products ....................................................................18
Appendix 2        Quote Model..................................................................19
Appendix 3        Price Matrix.................................................................21
Appendix 4        SCI Contract Quality Requirements............................................11




This Manufacturing and Purchase Agreement (the "Agreement") is entered into by and between McDATA and SCI.

For and in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.   SCOPE

This Agreement establishes the non-exclusive terms and conditions under which McDATA agrees to purchase from SCI and SCI agrees to manufacture and supply/sell to McDATA certain Products (as defined below).

2.     DEFINITIONS

2.1 "Product(s)" refers to the McDATA products described on the attached Appendix 1, as may be amended from time to time, which meet the specifications agreed upon by the Parties and which McDATA is hereby authorized to purchase and distribute.

2.2 "Minimum Order Quantity" means the minimum quantity for which an SCI supplier will accept an order.

2.3 "Economic Order Quantity" means a quantity at which a desirable price break is achieved.

2.4 "Specifications" means specifications, drawings, Bills of Materials ("BOM") made available by McDATA to SCI.

2.5 "McDATA Process Documentation" means documents provided by McDATA to SCI to define the process SCI shall use to manufacture the Products.

2.6 "SCI Process Documentation" means the documents used by SCI to define the process SCI shall use to manufacture the Products.

2.7 "SCI Contract Quality Requirements" means the requirements specified on Appendix 4, as provided by McDATA to SCI, to define the quality assurance procedures and requirements necessary in the manufacture of the Products.

2.8 "Engineering Change Order" or "ECO" means a change to a Specification, McDATA Process Documentation, SCI Process
       Documentation, or the Products.

2.9 "Engineering Change Request" or "ECR" means a notification from one party to the other, outlining in detail, the specific requirements of an Engineering Change Order.

2.10 "Manufacturability" means the ability to produce the Products to McDATA's Specifications, McDATA Process Documentation, SCI Process Documentation, and SCI practices and manufacturing capabilities, in accordance with the terms stated in Appendix 4, including without limitation the testability of the Products utilizing the mutually agreed upon Product Acceptance Tests (as defined herein) resulting in commercially acceptable yields.

2.11 "Direct Ship Products" means Product(s) being shipped by SCI directly to McDATA's Customer.

2.12 "Non-direct Ship Products" means all other Product(s) not being shipped by SCI directly to McDATA's Customer.

2.13 "Product Acceptance Tests" means the testing array to be applied by SCI to individual Products as mutually agreed by the Parties in writing.

2.14 "Finished Goods" means Product that has met the Product Acceptance Test criteria, and is ready for shipment.

2.15 "Transformation Costs" means all costs associated with the manufacture of the Products, excluding raw material costs.

2.16 "Purchase Order Release" means a blanket purchase order release or an outbound sales order release issued by McDATA to SCI.

3.     PRODUCTS

3.1 Products. SCI agrees to sell to McDATA the Products listed on Appendix 1. The Parties agree that changes (additions or deletions) to Appendix 1 may be made, provided the Parties mutually agree in writing to such changes. The Parties agree that additional Products may be added to Appendix 1 and Appendix 1 will be deemed amended upon McDATA's issuance of a purchase order pursuant to SCI's written quotation for the Products.

3.2 Product Specifications. SCI agrees to manufacture the Products in accordance with the Specifications, as may be provided to SCI by McDATA. Upon mutual agreement on terms, conditions, and price, Product Specifications may be amended from time to time.

3.3 Quality and Reliability Assurance. SCI agrees to manufacture the Products in accordance with the quality and reliability assurance requirements specified in Appendix 4 (SCI Contract Quality
       Requirements). Appendix 4 may be amended from time to time in writing as mutually agreed.

3.4    Identification of Products and Trademark Rights

3.4.1 Identification of Products. SCI and McDATA hereby agree that Products sold hereunder will be labeled and marketed by McDATA under McDATA's (or its Customers') trademarks. SCI shall have the right to affix and McDATA shall not remove or cover over any nameplate indicating model number, serial number, patent number and/or patent pending legends, and any other markings which may be required by law or by regulatory agencies, where covering over such nameplate would violate any laws, patents, or trademarks.

3.4.2  Trademark Rights.

3.4.2.1 McDATA shall provide to SCI for each Product a list and description of the trademarks, trade names, insignia, symbols, decorative designs or packaging designs (collectively the "Trademarks") to be affixed by SCI to the finished Products or to the packaging of such finished Products. SCI agrees to affix the Trademarks in strict conformity with the then-current McDATA written instructions and standards received by SCI. However, nothing in this Agreement shall operate to confer on SCI any right to use any Trademark for any purpose other than in connection with the manufacture or repair of Products in accordance with this Agreement.

3.4.2.2 It is the intention of the parties to protect as fully as possible all of their rights to their respective trademarks. Therefore, no right is granted hereunder for either party to use the trademarks of the other party, except as specifically permitted in writing by such other party. Willful use of either party's trademark by the other party contrary to the provisions of this Section shall constitute a material breach of this Agreement.

4.     MANUFACTURE OF PRODUCTS

4.1 Manufacture of Products. SCI shall manufacture for McDATA such quantities and types of Products as McDATA may order from time to time, and as SCI may accept pursuant to this Agreement. SCI shall not, unless otherwise specified in a written agreement entered into by McDATA, manufacture or sell any Product except as directed by McDATA hereunder. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to grant SCI any right to use McDATA's name for any purpose other than as expressly provided herein or otherwise mutually agreed.

4.2    Manufacturability of McDATA Design.

4.2.1 New Products. McDATA shall provide its Specification(s) and may provide McDATA Process Documentation to SCI for new Products. SCI shall provide to McDATA a New Product Project Plan (Section 10.3) including without limitation feedback, risk assessment, and suggested improvements to McDATA in writing as to the Manufacturability of such design(s). Upon McDATA's review of such New Product Project Plan submitted by SCI, and upon mutual agreement and written authorization by McDATA, SCI shall commence production of the new Product. In the event McDATA instructs SCI to commence production prior to mutual agreement of such New Product Project Plan, such commencement does not indicate SCI's agreement as to the Manufacturability of such New Product design. If SCI commences production prior to mutual agreement and/or McDATA's specific instructions to commence production, then such production indicates SCI's acceptance of responsibility for production using such design.

4.2.2 Engineering Change Orders. McDATA shall provide its Specification(s) and may provide McDATA Process Documentation to SCI for existing Products. SCI shall provide to McDATA an ECO Project Plan for Engineering Change Orders (Section 4.6) including without limitation feedback, risk assessment, and suggested improvements in writing as to the Manufacturability of such Engineering Change Orders (ECO). Upon McDATA's review of such ECO Project Plan submitted by SCI, and upon mutual agreement and written authorization by McDATA, SCI shall commence production of the Products implementing the ECO or continue production without implementing such ECO. In the event McDATA instructs SCI to commence production implementing such ECO prior to mutual agreement of such ECO Project Plan, such commencement does not indicate SCI's agreement as to the Manufacturability of such ECO design. If SCI commences production prior to mutual agreement and/or McDATA's specific instructions to commence or continue production, then such production indicates SCI's acceptance of responsibility for production using such design.

4.3 Manufacture in Accordance with Specifications. SCI shall manufacture all Products in strict conformity with all applicable Specifications, SCI Process Documentation, McDATA Process Documentation, and SCI Contract Quality Requirements and all applicable laws and regulations. SCI shall not make any change in or deviate in any way from such Specifications except pursuant to an Engineering Change Order approved as provided in this Agreement. Further, SCI shall ensure, that SCI's manufacturing processes shall meet the requirements of the regulatory agencies applicable to the manufacture of the Products, including without limitation Underwriters' Laboratory (UL), U.S. Federal Communications Commission (FCC), and the Canadian Standards Association (CSA). In the event of a breach of this section, in addition to other remedies provided in this Agreement and available to McDATA at law, SCI shall be liable for and shall pay all costs associated with any retrieval, retest, rework, and/or reinstallation required due to such breach, including without limitation material, labor, and overhead costs.

4.4 Location and Qualification of Manufacturing Operations. SCI shall manufacture all Products, in whole or in part, in its plant in Colorado Springs or Fountain, Colorado unless McDATA authorizes SCI in writing to manufacture Products in another plant location. Other SCI facilities may manufacture McDATA Products upon meeting the certification and quality standards required by McDATA. Should the quality standards of any SCI facility fall below McDATA's stated requirements for the manufacture of its Product, and it is necessary for McDATA to re-qualify one of SCI's manufacturing facilities, SCI and McDATA will mutually agree on SCI's reimbursement of the reasonable expenses incurred by McDATA for such re-qualification. Notwithstanding the foregoing, SCI shall not be liable to pay expenses for regularly-scheduled visits on McDATA's behalf.

4.5 Approved Supplier List and Manufacturer's Parts List. SCI agrees to comply with the terms specified in Appendix 4 (SCI Contract Quality Requirements) with regard to supplier management.

4.6    McDATA Engineering Change Orders.

4.6.1 In the event McDATA intends to implement an Engineering Change Order, McDATA shall provide a written Engineering Change Request to SCI outlining, in specific detail, the proposed change. SCI may at any time propose an ECO by providing an ECR to McDATA.

4.6.2 The recipient of an ECR will use commercially reasonable efforts to provide a preliminary response (acknowledging receipt of the ECR and all associated documentation) within twenty-four (24) hours of receipt, and a more detailed written response within three (3) business days of receipt unless otherwise mutually agreed to in writing. Such detailed response shall include without limitation,
       (i) the proposed implementation plan for such ECO; (ii) the likely pricing and scheduling impact of the ECO on any open purchase order;
       (iii) DFx analysis; and (iv) the target date for SCI implementing the ECO (collectively, the "ECO Project Plan").

4.6.3 McDATA will verbally notify the SCI program manager of any emergency ECR followed by a written confirmation, which may be in the form of a confirming e-mail, facsimile or hard copy delivered to SCI. SCI will, within four (4) hours of receiving the written notice from McDATA, use commercially best commercial efforts to provide a written response to an emergency ECR issued by McDATA that requires a "Stop Build" or "Stop Ship" as further defined in the ECR.

4.6.4 In the event either party identifies an engineering change that must be implemented for reasons of safety or environment ("Safety or Environment Change"), the parties agree to cooperate and implement such Safety or Environment Change as soon as possible after discovery. Once such a Safety or Environment Change is discovered, the parties agree that no affected product shall be manufactured or shipped until such Safety or Environment Change has been implemented, notwithstanding any delay in scheduled delivery dates or changes to price. The parties further agree to cooperate in the implementation of such Safety or Environment Change on Product shipped prior to discovery of the hazard. In this regard, SCI agrees to prepare a quotation for the manufacture of field change kits or to implement factory retrofitting, as appropriate. McDATA and SCI shall mutually agree on a case-by-case basis on appropriate charges for the implementation of a Safety or Environment Change on WIP, finished goods awaiting shipment and in field Products.

4.6.5 Both Parties agree to notify the other party immediately if anything in an ECR or ECO could affect the safety and well-being of employees and/or customers.

4.6.6 The parties shall mutually agree in writing to each ECO, and to the implementation and all costs thereof. SCI shall not commence implementation of an ECO until both parties agree to such ECO in writing.

4.6.7 In the event SCI implements an unauthorized change, upon notification by McDATA, SCI shall be liable for, and shall pay all authorized costs associated with any retrieval, retest, rework and/or reinstallation required due to such breach, including without limitation material, labor, and overhead costs.

4.6.8 Any obsolete and/or excess materials resulting from an ECO will be dealt with in accordance with Section 8.4 (Inventory Risk Limitation for Excess and Obsolete Inventory) below.

4.7    Tooling and McDATA-owned Equipment.

4.7.1 All tooling and McDATA-owned equipment, including without limitation, HASS chambers, in-circuit test fixtures, personal computers and printers (collectively, "Tooling") furnished to SCI or developed by SCI for McDATA and paid for by McDATA shall be the sole property of McDATA and McDATA will provide instructions for marking as such. SCI may use such Tooling only for the manufacture of McDATA's Products purchased directly by McDATA, unless otherwise mutually agreed in writing. On a quarterly basis, or upon request by McDATA, SCI shall provide a detailed list of such Tooling owned by McDATA which is in SCI's possession, including part number and manufacturer.

4.7.2 SCI shall store, protect, preserve, and perform general maintenance on such Tooling in accordance with sound industry practice and McDATA's requirements, but with no less care than SCI uses in the storage, protection, preservation, calibration and maintenance of its own property. McDATA is responsible for any mutually agreed upon cost associated with refurbishment including without limitation calibration, or the replacement of such Tooling. In such an event that such refurbishment or replacement of Tooling is required, SCI will notify McDATA of such need, and request authorization to perform such action. In the event McDATA's Tooling becomes lost or damaged while in SCI's possession for any reason other than through normal and proper use, SCI agrees to replace or repair such property at SCI's expense. Within sixty (60) days after the completion or termination of this Agreement, SCI will request McDATA to provide SCI with instructions for the disposition of all such Tooling, and McDATA will pay for packing and shipping such property. Such Tooling disposition instructions and potential impact on SCI's warranty capabilities shall be mutually agreed upon.

4.7.3 In accordance with the provisions of Section 18.11, McDATA reserves the right to perform an audit at the SCI facilities to ensure compliance with this Section 4.7.

4.8 Change in Manufacturing Process. SCI shall notify McDATA immediately in writing of any proposed significant change which would materially impact any manufacturing process, or use of equipment. McDATA requires advance notice of and must approve any and all changes that will affect Product quality or field reliability. Notwithstanding the foregoing, notice of emergency changes not deemed to be significant changes, and which do not affect Product quality or field reliability, but deemed necessary by SCI to accommodate manufacturing processes during SCI's normal business hours, may be provided to McDATA within twenty-four (24) hours of SCI's implementation of such emergency change.

4.9 Country of Origin Certificate. Upon McDATA request, SCI will provide a Country of Origin Certificate for SCI-manufactured Products.

4.10 International Direct Ship Products. Unless otherwise agreed, for Direct Ship Products being shipped internationally, McDATA shall be
       (i) the exporter of record for any Products and/or Product documentation exported from the country of manufacture, and shall comply with all applicable country of manufacture export control statutes and regulations, and (ii) the importer of record for all Products exported from the country of manufacture and later imported and returned to McDATA or to SCI. SCI will cooperate with McDATA in obtaining any export or import licenses for the Products.

       Upon McDATA request, SCI will evaluate the Product to determine whether or not Product qualifies as originating goods within the North
       American Free Trade Agreement (NAFTA). SCI will provide a NAFTA Certificate of Origin for those goods that are found to be NAFTA eligible. McDATA will assist SCI by providing any information requested by SCI that is needed to evaluate the Product. Such information may include, but is not limited to: engineering support, technical information, Product literature, functionality of Product
       , end use of Product, manufacturer and country of manufacture for any components supplied or consigned by McDATA. In the event
       McDATA's Product evaluation by SCI cannot be performed without incurring additional expenses, McDATA will be responsible for payment of such additional expenses.

       McDATA hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from SCI or any direct product of that technical data or software, to any country for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government.

4.11   Environmental Matters.

4.11.1 SCI warrants that it is currently in compliance with and that it shall continue to comply with all federal, state and local laws, rules, orders, and regulations relating to the protection of the environment and related matters. SCI acknowledges that any chemical, material or waste that may be used or generated in its processes, is solely its responsibility to properly handle, use, store, treat, and dispose of in accordance with the above mentioned applicable environmental laws and regulations. SCI shall notify McDATA immediately of any change or possible change in SCI's compliance with this section.

4.11.2 SCI agrees to provide McDATA, promptly upon request, with any and all relevant information concerning its compliance with applicable environmental laws and regulations, including copies of required documentation. SCI also agrees, upon reasonable notice and during normal office hours, to permit McDATA to inspect its premises and audit its relevant records for the sole purpose of determining SCI's compliance with all applicable environmental laws and regulations.

4.12 Labor Disputes. SCI shall immediately notify McDATA whenever any actual or potential labor dispute delays or threatens to delay the timely performance of this Agreement.

5.     PRODUCT PRICING

5.1 Prices. Prices for the Products will be established based on the Production Quote Model cited in Section 5.2 below, together with the information from the Price Matrix (Appendix 3) cited in Section 5.3 and the Optical Transceiver Material pricing cited in Section 5.4 below. Prices for the Products shall be mutually agreed upon by both parties in writing, signed by authorized signatories of each party.

5.2 Production Quote Model. On or before five (5) business days prior to the end of each month, SCI shall provide pricing quotation schedules to McDATA on a monthly basis (in accordance with the "Inventory Revaluation Method" as defined in Section 5.5 below) for all Products, with stated cost reductions in accordance with Section 5.5 below. Additionally, SCI shall provide to McDATA costed Bills of Materials (BOMs) with each quotation. McDATA may, from time to time, request interim pricing quotations; such interim quotation shall be provided to McDATA within seventy-two (72) hours of McDATA's request for requote of existing Products. First time quotes for new Products shall be provided within ten (10) business days of McDATA's request. McDATA's issuance of a purchase order indicates McDATA's acceptance of such quotation, subject to additional terms McDATA may state on such purchase order. SCI shall use the Production Quote Model, attached hereto as Appendix 2, to provide such information to McDATA.

5.3 Price Matrix. SCI agrees to use the Price Matrix, attached hereto as Appendix 3, in conjunction with the Production Quote Model (Appendix
       2) in determining the prices SCI shall charge to McDATA for the Products.

5.4 Optical [*] Material Pricing. SCI agrees [*]and shall be burdened at [*]of quoted purchase cost as set forth on Appendix 3

5.5    Cost Reduction Requirements.

5.5.1 SCI understands that McDATA has established and negotiates on a regular basis, special volume price relationships with its component vendors. If, by virtue of these special relationships, McDATA has obtained a better price on certain components than has SCI, SCI agrees to purchase such components from said vendors at McDATA's negotiated price, provided the overall impact of the underlying terms, conditions, Economic Order Quantities and lead times associated with obtaining the better prices can be mutually agreed upon.

5.5.2 The parties agree that component materials which drive approximately 80% of the material cost of Products, will be reviewed and adjusted on a month-to-month basis. Product quotes (in the form set forth on Appendix 2) will be updated accordingly on a monthly basis, provided McDATA agrees to SCI's "Inventory Revaluation Method" for implementation of monthly component cost adjustments. The "Inventory Revaluation Method" is defined as McDATA's payment to SCI for the difference between the current component standard cost and the new quoted price for same components, multiplied by the quantity of on-hand and on-order (which cannot be adjusted) inventory received prior to purchase of components at the new price. SCI shall provide a summary of the proposed revaluation including the component part number, present standard, new quote price and the quantity of inventory at the current standard cost. McDATA agrees to issue a purchase order to cover the cost associated with the revaluation of items which will cut in within the next month, plus any other items at McDATAs discretion. SCI shall invoice the total monthly revaluation purchase order on a weekly basis evenly distributed over the next six (6) week period. Upon receipt of revaluation purchase order, SCI shall implement the reduced Product pricing.

5.5.3 The parties agree that one hundred (100%) percent of the material throughput costs and the Transformation Costs will be reviewed and adjusted on a quarterly basis. The pricing matrix contained in Appendix 3 shall be jointly reviewed by the parties at an agreed upon frequency, not less than quarterly, and may be modified with the mutual written agreement of the Parties signed by authorized signatories of each party. [*].

5.6 Most Favored Nations. SCI agrees that the prices, terms and conditions in this Agreement shall not exceed those offered to any other customer for similar or like components purchased under SCI-negotiated vendor pricing on such components. At the time SCI becomes aware of such lower prices or more favorable terms or conditions being offered to another customer, SCI shall immediately offer those lower prices, or more favorable terms and conditions to McDATA. In such event, the Parties shall mutually agree on the method for such settlement of the difference in price or terms and conditions for the prior thirty (30) days. McDATA shall have the right to request an audit regarding the subject matter of this section in accordance with the terms set forth in Section 18.11.

6.     FORECASTS, ORDERS, AND DELIVERY

6.1 Forecasts. On a monthly basis, McDATA will provide a new forecast so as to maintain a minimum of six (6) month rolling forecast of its projected orders for Products. This six month minimum shall be increased as needed to ensure forecasts are made through the current SCI quoted lead time of all components. Any quantities listed in any forecast or other correspondence between the parties are only estimates and do not constitute a commitment on McDATA's part to purchase such quantity. Such forecasts are made as an accommodation for planning purposes and authorization for SCI's purchase of long lead materials as identified in the costed BOMs which accompany SCI price quotation. McDATA's liability for such long lead material is as stated in Section 6.9.

6.2 Burst Capacity. SCI shall plan capacity to accommodate approximately a one-time [*]increase over the greater of the then-current forecast or blanket purchase order run rate quantities for the given quarter.

6.3 Purchase Orders and Releases. McDATA shall issue blanket purchase orders to SCI for Products. The quantities of such blanket purchase orders will not exceed monthly purchase quantities and be provided so as to ensure a minimum eight (8) weeks coverage of forecasted Products. SCI shall build Products to Finished Goods pursuant to the quantities and due dates stated on such blanket purchase order. McDATA shall use commercially reasonable efforts, on a daily basis, to issue releases against the purchase orders to SCI by 12:00 noon on a given day for individual orders of Products to be shipped on the following day or in such time as specified on such Purchase Order Release. If McDATA fails to provide releases by 12:00 noon on a day, and alternate shipping method is required, the alternate shipping cost shall be borne by McDATA. McDATA may transmit purchase orders and releases in writing, by facsimile or other means of electronic transfer agreed to by the parties.

       The Parties agree that the terms and conditions of this Agreement take precedence over any pre-printed terms on any purchase order, acknowledgement, notification, or any other document used in performance of this Agreement.

6.4    Payment Terms. Terms of payment are [*]percent [*] days Net thirty
       (30) days from date of invoice. Such invoice may not be dated prior to the date the applicable Products are shipped from SCI. McDATA is entitled to take such [*]percent discount if payment is mailed on or before the [*]day after the date of invoice. Net thirty (30) day payments by McDATA are not eligible for the discount. Payments are not subject to setoffs or offsets. McDATA will use commercially reasonable efforts to report disputed invoices to SCI within five
       (5) business days of McDATA receipt. Disputed invoices not reconciled on or before the [*] invoice discount period shall not be eligible for the [*] percent invoice discount, unless otherwise mutually agreed. Upon request, SCI will provide backup documentation to support SCI's claim for the stated amount of any invoice.

6.5 Acceptance of Purchase Orders. Within three (3) business days of SCI's receipt of a purchase order, SCI shall provide written acknowledgement to McDATA of acceptance or rejection of such purchase order. In the event such purchase order is rejected, SCI shall provide the reasons for such rejection on the acknowledgement. Within four (4) hours of SCI's receipt of each release, SCI will use commercially reasonable efforts to provide written acknowledgement to McDATA of acceptance of such release.

6.6 Delivery. SCI shall deliver Products in accordance with the dates stated on the Purchase Order or Purchase Order Release. If McDATA requires delivery sooner than the date specified on the Purchase Order Release, or if McDATA requires quantities in excess of the forecast or purchase order, SCI will use best commercial efforts to comply with such requests. Any deviation from the stated delivery date must be coordinated in advance.

6.7    Delayed Delivery.

6.7.1 SCI shall immediately notify McDATA if delivery of any Products will be delayed and, concurrently, notify McDATA of the rescheduled delivery date. In the event of such delay, McDATA may, at any time prior to the rescheduled delivery date, cancel without penalty that portion of its purchase order covering such delayed Products. The notification may be communicated by facsimile, telephone, electronic mail, or any other method agreed to by the parties, provided that SCI shall use commercially reasonable efforts to obtain McDATA's actual acknowledgement of the notice of anticipated delay. SCI and McDATA will jointly develop alternatives to resolve any late delivery of the Product, including use of premium routing. SCI will develop recovery plans with new committed shipment dates and communicate such plans to McDATA within twenty-four (24) hours of missed shipments. If SCI is unable to deliver the Product on the acknowledged delivery date, through no fault of McDATA, McDATA may require SCI to pay the difference between premium routing rates and standard routing rates.

6.7.2 SCI further agrees that time and rate of delivery are of the essence of this Agreement. The "Delivery Dates" shall be those specified as the "need by" date or the "scheduled ship date" stated on each purchase order or Purchase Order Release issued under this Agreement. For Direct Ship Products (as defined in Section 6.11.1), deliveries will be considered on time if they are released to the common carrier on the Delivery Date stated on the purchase order or Purchase Order Release. For Non-direct Ship Products (as defined in
       Section 6.11.2), deliveries will be considered on time if they are delivered to McDATA on the Delivery Date stated on the purchase order or Purchase Order Release.

6.8    Order Rescheduling.

6.8.1 McDATA may reschedule purchase orders, blanket purchase orders, and/or Purchase Order Releases.

6.8.2 Upon receipt of notice to reschedule purchase or blanket purchase order quantities scheduled to ship within a [*]day window for which SCI has already placed material in either work-in-process (WIP) or Finished Goods, SCI will process the quantity into Finished Goods. Purchase orders with due dates beyond [*] days may be rescheduled without limitation.

6.8.3 SCI agrees to hold rescheduled finished Products(s) for sixty (60) days from the date such Product(s) was received into Finished Goods at no cost to McDATA. In the event such rescheduled Products have not been released for shipment within such 60 day period, SCI shall invoice and ship Products sixty (60) days after completion of Product into SCI's Finished Goods, or upon request by McDATA, SCI shall hold such Product on mutually agreed upon terms.

6.8.4 Purchase Order Releases with a due date of greater than four (4) hours may be rescheduled. SCI will provide best commercial efforts to meet reschedule requests with due dates less than four (4) hours.

6.8.5 McDATA agrees to pay a monthly inventory carrying cost equal to [*]percent of the value of SCI's on-hand inventory in support of McDATA Product requirements, excluding (i) Finished Goods inventory and (ii) the value of component inventory receipts over the prior sixty (60) days. On no less than a monthly basis, SCI agrees to provide to McDATA or make available to McDATA a report outlining such carrying costs.

6.8.6  McDATA reserves the right to audit SCI's records pursuant to this section in accordance with the terms set forth in Section 18.11.

6.9 Order Cancellation. McDATA may cancel any Product purchase order at any time subject to the terms set forth in Section 14.4 (Inventory Indemnification). The extent of liability for open purchase orders or for other components previously authorized by McDATA for purchase by SCI is further limited by the expectation that SCI shall immediately issue a cancellation notice on all open purchase orders with its suppliers in a timely manner, and that SCI shall use best commercial efforts to return any and all excess and/or obsolete inventory to its suppliers. McDATA reserves the right to review and approve any cancellation or restocking charges associated with the cancellation of such open purchase orders or the return of excess and/or obsolete inventory.

6.10 Packaging. SCI shall package each Product in accordance with McDATA's Specifications. In the event such Specifications are not provided, SCI shall package each Product in accordance with SCI's standard commercial practices for domestic or international shipment. SCI shall include with each shipment a list of contents, including serial numbers, to allow review of contents upon receipt. Unitized packaging, suitable for reshipment as a single spare part unit or assembly without additional packaging, and which shall at least conform to minimum acceptable industry standards shall be made available for purchase by McDATA for reshipment of spares to end users. Product, Repairs and Spare parts must be labeled with the McDATA part number (or other part number specified by McDATA) and SCI's serial number and revision number.

6.11   Shipment, Title and Risk of Loss.

6.11.1 For "Direct Ship Products", such Product shall be shipped EX WORKS, Incoterms 2000, SCI plant of manufacture in Colorado. Title to and risk of loss for such Products shipped directly to McDATA's Customer shall pass to McDATA upon shipment. SCI agrees to ship Products one
       (1) day after receipt of a Purchase Order Release, provided SCI receives such release no later than 12: 00 noon.

6.11.2 For "Non-direct Ship Products", such Product shall be shipped (SCI Truck) FOB Destination unless otherwise provided herein. For Product being shipped (SCI Truck) FOB Destination, title to and risk of loss for such other Products shall pass to McDATA upon receipt by McDATA at the destination. In the event McDATA chooses to use a common carrier for expedited shipment (i.e., for schedule pull-ins), such shipment shall be FOB SCI dock, and title and risk of loss passes upon shipment. McDATA shall be responsible for the additional shipping cost on such expedited common carrier shipments unless otherwise mutually agreed to. SCI agrees to deliver Products one (1) day after receipt of a Purchase Order Release, provided SCI receives such release no later than 12: 00 noon.

7      WARRANTY AND DISCLAIMER.

7.1    Performance Warranties. SCI represents and warrants to McDATA that
       (a) it has the power to enter into and perform its obligations under this Agreement; (b) it has and will have full and sufficient right to assign or grant any rights and/or licenses granted pursuant to this Agreement; and (c) its performance of this Agreement shall not infringe upon or violate the intellectual property rights of any third party or violate any federal, state or municipal laws.

7.2    Product Warranty

7.2.1 For a period of [*]months from date of shipment to McDATA's end customer, SCI warrants the Products will:

7.2.1.1  Be free from defects in material.

7.2.1.2  Be free from defects in workmanship.

7.2.1.3  Products shall be considered free from defects in workmanship if
         (i) they are manufactured in accordance with the requirements set forth in Section 2 of Appendix 4 hereto, (ii) the Products conform to the Product Specifications, and (iii) successfully complete any mutually agreed upon Product Acceptance Tests.

7.2.2 SCI will, and without charge to McDATA, promptly (within 10 business days of SCI's receipt) repair, or replace as mutually agreed, any Product which is determined to be defective and which is returned to SCI for warranty repair, provided the Product has not been damaged, subjected to misuse, altered, improperly repaired or maintained by McDATA or third parties in a manner which SCI reasonably determines to have adversely affected performance or reliability. The materials portion of the Product warranty shall not apply to McDATA consigned or supplied materials unless such consigned or supplied materials have been abused or misused by SCI or damaged by external causes directly contributed to by SCI. Further, the component materials portion of the Product warranty provided by SCI shall not exceed the component warranty provided by the component manufacturer for those items where McDATA has negotiated a contract with such other component manufacturer, however SCI will always provide a minimum of a 12 month warranty [redact warranty period?] in such event. SCI's liability hereunder is limited to the repair, or replacement of the defective Product, and if neither repair nor replacement is possible, a refund of the monies paid for such non-conforming Product, and does not include any labor related to the removal and/or subsequent reinstallation thereof. In the event that replacement or refund of monies is required, such option shall be mutually agreed. SCI agrees that if a field replaceable unit ("FRU") under warranty is returned by McDATA to SCI [*] times for the same failure, [*] times for any non-cosmetic failure, SCI shall replace such FRU and SCI shall subsequently destroy such FRU. Details of SCI's policies regarding the repair or replacement of warranty returns will be reviewed and negotiated in good faith by the parties hereto. SCI shall provide McDATA a quarterly report by serial number of the FRUs that have been returned to SCI [*] times for the same failure and [*] times for any non-cosmetic failure. Product may consist in part of used FRUs which are warranted as equivalent to new when used in the Product. Further, field-failed FRUs returned to SCI may not be incorporated into subsequently manufactured unit-level assemblies. McDATA will identify the FRUs as being FRUs that have failed in the field, and send same to SCI. Unless otherwise instructed by McDATA, SCI will repair and recertify such FRUs and return same to McDATA identified as recertified field-failed FRUs.

7.2.3 Within six (6) months of the Effective Date, the Parties agree to review the actual and projected warranty returns and the costs associated thereto, and discuss SCI's continuing to offer such [*] month warranty on all Products at no charge.

7.2.4 All claims for breach of warranty must be received by SCI no later than ninety (90) days after the expiration of the warranty period for the Product.

7.2.5 Warranty returns to SCI will be transacted for credit only. In the event McDATA requests that SCI purchase non-warranty returns for SCI-manufactured products, SCI agrees to purchase such returns at the time of return, and at McDATA's discretion, SCI will repair, replace or dispose of such return, and McDATA will pay to repurchase the non-warranty return at the same price paid by SCI, and McDATA will further pay SCI the rework, replacement or disposition costs therefor. The Parties will mutually agree on non-warranty returns for non-SCI-manufactured products. All shipping costs for such warranty returns are borne by SCI.

7.2.6 Failure analysis on return material authorization (RMA) shall be completed in accordance with Section 8 of Appendix 4 (SCI Contract Quality Requirements).

7.2.7 SCI's warranty obligations will cease upon the earlier of the agreed upon warranty period or upon SCI's fulfillment of McDATA's request to return any Tooling necessary for Product testing.

7.2.8 McDATA warrants to SCI that the McDATA Process Documentation which it provides to SCI to manufacture the Products is accurate and complete unless McDATA informs SCI otherwise.

7.2.9 SCI warrants to McDATA that the SCI Process Documentation which it provides to McDATA to manufacture the Products is accurate and complete unless SCI informs McDATA otherwise.

7.2.10 UNLESS EXPRESSLY AGREED TO BY SCI IN WRITING, SCI MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY SCI, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY. SCI ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS FOR THE PRODUCTS, OR MEETING SUCH UNKNOWN SPECIFICATIONS FOR THE PRODUCTS.

7.2.11 THE PRODUCT WARRANTY AND SUCH OTHER WARRANTIES AS AGREED TO IN THIS AGREEMENT ARE THE ONLY WARRANTIES GIVEN BY SCI. SCI MAKES, AND McDATA RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY McDATA-CONSIGNED OR McDATA-SUPPLIED MATERIALS ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

7.3      Epidemic Failure Warranty.

7.3.1 In addition to the warranties specified above, SCI warrants all Products against Epidemic Failure (as defined below) found to exist in the Products during the warranty period (Epidemic Failure Period).

7.3.2 An Epidemic Failure shall mean a Product failure resulting from a defect in material or workmanship (defined in Section 7.2.1) that has: (i) a defect rate of [*]percent [*]or more occurring with the same Product(s) for the same root cause over any consecutive [*]day period, and/or (ii) a defect that causes [*]data center outages for the same root cause within the Epidemic Failure Period.

7.3.3 In the event of a suspected epidemic failure situation, SCI and McDATA shall work together to (i) conduct a thorough investigation into the failure's root cause, (ii) determine whether the failure constitutes an Epidemic Failure as defined in this section, and
         (iii) develop an agreed cost effective corrective action plan.

7.3.4 In the event of an Epidemic Failure, McDATA has the option of having SCI, at SCI's expense: (i) sort, screen, repair and/or replace McDATA's Product, including installed Products, Products pending installation, and Spares which are subject to such Epidemic Failure; and (ii) implement corrective action. The parties will mutually agree on the time required to complete servicing/correcting such Products. SCI shall reimburse McDATA for all commercially reasonable direct (out of pocket) costs, including without limitation all overhead and logistical costs related to the implementation of the corrective action.

8.       INVENTORY RISK MANAGEMENT

8.1 Lead Time Expectations. SCI shall actively work with its suppliers to continually reduce component and in-house process lead times. Additionally, SCI will provide a tracking report on component lead times on a quarterly basis. Such report will reflect the number of part numbers with lead time in thirty (30) day increments.

8.2 Non-cancelable Non-returnable (NCNR) Rules for Components. Non-cancelable non-returnable (NCNR) is hereby defined as any component that is unique to McDATA's Products and/or cannot be returned to the supplier or utilized by SCI on other customer programs. SCI agrees to notify McDATA in writing of any components that are considered to be NCNR and for which SCI intends to hold McDATA liable for payment to SCI. In such event, SCI shall not place purchase orders for such NCNR components without receiving prior written authorization from McDATA. McDATA may choose to use a letter of intent to provide a blanket authorization for low dollar NCNR items.

8.3 End-of-life Inventory Support. SCI will notify McDATA as parts reach end-of-life, through a supplier of SCI declaring the end-of-life of its parts. SCI will use best commercial efforts to locate and qualify a reasonable alternative to replace the end-of-life parts and/or components. If mutually agreed, SCI will execute an end-of-life buy of such end-of-life parts or components on McDATA's behalf. SCI will continue to manage the end-of-life McDATA inventory for a mutually agreed upon term. SCI shall use best commercial efforts to mitigate McDATA's liability for carrying costs by requesting that its suppliers hold such inventory. SCI shall provide to McDATA, on a monthly basis, a summary report of on-hand and projected end-of-life liabilities.

8.4      Inventory Risk Limitation for Excess and Obsolete Inventory.

8.4.1 For purposes of this Agreement, (i) "excess inventory" means on-hand and on-order inventory that has forecasted or purchase order demand, but exceeds forecasted or purchase order demand, and
         (ii) "obsolete inventory" means on-hand and on-order inventory for which there is no forecasted or purchase order demand.

8.4.2 In the event SCI has excess and obsolete inventory SCI shall use best commercial efforts to minimize McDATA's liability relative to such E&O inventory by: (a) using the E&O inventory (when possible) on other programs within SCI facilities; (b) issuing cancellation notice on all outstanding material orders with SCI suppliers no later than seventy-two (72) hours; and (c) returning piece parts as allowed by SCI suppliers. On no less than a monthly basis, SCI agrees to provide to McDATA or make available to McDATA a report outlining such E&O inventory.

8.4.3 All E&O material that SCI sells to McDATA will be at the revalued cost or SCI's purchase order/invoice cost, whichever reflects SCI's true cost.

8.4.4 McDATA may audit SCI's records in support of SCI's claims herein in accordance with Section 18.11.

8.4.5 From time to time it may be necessary for SCI to procure components to support McDATA's intended but unforecasted requirements. Such procurement shall be fulfilled pursuant to a Letter of Intent (LOI) signed by both parties.

8.5 Supplemental First Choice Purchases. In the event McDATA has excess inventory that may be consumed in the Products, SCI agrees to purchase such inventory from McDATA as required to support McDATA Product orders, and SCI further agrees to accordingly adjust purchase orders for such parts that are in place with SCI's vendors.

9.       RISK MANAGEMENT

9.1 Disaster Recovery. Within thirty (30) days after the Effective Date of this Agreement, SCI agrees to provide McDATA a formal disaster recovery plan in writing. Such plan shall delineate SCI's ability to continue process development, Product manufacture and shipment, and to preserve contracted commitments in the event of a disaster (e.g., fire, flood, loss of database or engineering documentation, etc.). The plan shall be designed to encompass all aspects of SCI's commitments.

         The disaster recovery plan shall address, at a minimum:

            a) alternate facilities to accommodate parts procurement, assembly, test, storage and warehousing activities

            b) alternate transportation methods to McDATA's specified customers

            c) SCI's database protection plan to include off-site storage

            d)    replacement of tooling needed for the Products

            e) actions which would be taken in the event of a strike by SCI employees, outside suppliers, and outside groups vital to the operation of SCI's business

            f) estimated recovery time in the event that a disaster occurred affecting the area listed above and any other potential disaster

            g)    SCI's work-in-process (WIP) and raw stock position

            h)    plan for single and sole source components

            i) archiving all design and manufacturing documentation in a secured facility not located at or near SCI's facility.

9.2 Key Personnel. SCI shall notify McDATA in advance of any change in SCI key personnel assigned to McDATA's account, including without limitation, day-to-day operational contacts, SCI management team, and any other individuals SCI believes to be key to SCI's performance under this Agreement.

9.3 SCI Supplier Disaster Recovery Plan. SCI shall use commercially reasonable efforts to ensure that each of its strategic sole source suppliers supplying components for the Products has a disaster recovery strategy in place similar to the requirements stated in this section.

10       PROGRAM MANAGEMENT

10.1 Quarterly Reviews. SCI and McDATA shall participate in reviews, at a minimum on a quarterly basis, to discuss pricing and delivery; quality and reliability performance against mutually agreed upon performance goals; Product changes; deliveries; NCNR quantities; Economic Order Quantities; current and future business strategies; and other business opportunities as necessary. Cost reduction target attainment and suggestions for future cost reduction will be highlighted, along with action plans to remedy anticipated problems and to resolve existing problems.

10.2 On-site Support Expectations. No later than thirty (30) days following the Effective Date, SCI agrees to place a technical program manager ("On-site Program Manager") on-site at McDATA to, at a minimum, coordinate the activities regarding (i) ECOs as set forth in Section 4.6, (ii) component change(s), (iii) cost reductions, (iv) supplier evaluations, (v) new Product introduction (as set forth in Section 10.3). The On-site Program Manager shall further act as liaison between SCI and McDATA. McDATA agrees to provide appropriate facilities at McDATA to enable such On-site Program Manager to perform the duties in accordance with this Agreement.

10.3 New Product Introduction Program Coordination. SCI agrees to assume the program management for new product introduction (NPI) for McDATA Products at SCI. SCI's NPI Program Manager shall manage all aspects of NPI, including without limitation (i) quality planning expectations as further defined in the SCI Contract Quality Requirements, Appendix 4 attached hereto, including without limitation, subcontract supplier selection and qualification; receiving inspection; in-process inspection points and criteria; closed loop corrective action ("CLCA"); (ii) prototype, alpha and pre-production build support expectations; qualification builds, reports and results; and (iii) DFx analysis support (Manufacturability). SCI shall develop a project plan for each NPI encompassing all such aspects of NPI as set forth above ("New Product Project Plan"), including without limitation, defining the point at which SCI shall warrant to McDATA the Manufacturability of any such new Product.

11.      CONFIDENTIAL INFORMATION AND NON-DISCLOSURE

11.1     Confidential Information.

11.1.1 Each party acknowledges that it may have access to certain Confidential Information of the other party. As used herein, "Confidential Information" means any and all technical or business or financial information, including third party information, furnished or disclosed, in whatever form or medium (regardless of whether tangible, intangible, visual or oral), by one party to the other, including but not limited to information regarding patents and patent applications, trade secrets, works of authorship, software programs, software source documents, software architecture, algorithms, formulae, ideas, techniques, know-how, processes, inventions, apparatuses, equipment, models, information related to current, future and proposed products and services, research, experimental work, development, design details, specifications and engineering information, procurement, purchasing and manufacturing requirements, costs, pricing, potential and actual customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising information, marketing plans; information regarding third parties; and any physical manifestations of Confidential Information (such as notes, reports, memoranda, etc.). Confidential Information includes without limitation all information that is clearly identified at the time of disclosure as confidential or that, under the circumstances of its disclosure, ought in good faith be treated as confidential.

11.1.2 The Recipient shall hold such Confidential Information in the strictest confidence, and release such information only to those employees requiring such information during the course of business between the Parties. Each employee is subject to the Recipient's confidentiality policy to protect disclosed Confidential Information. Disclosure of such information to persons other than Recipient's employees requires the Disclosing Party's prior written consent. All such Confidential Information disclosed to Recipient shall be and remain the sole property of the Disclosing Party. Upon the Disclosing Party's request, Recipient agrees to return all such Confidential Information and any copies thereof and/or data which contains the Confidential Information.

11.1.3 SCI acknowledges that McDATA's and McDATA's customers' customer lists and ship to addresses are the Confidential Information of McDATA, and agrees to take all reasonable precautions to protect the confidentiality of such, including without limitation 1) complying with the terms and conditions of this Section 11; and 2) taking special steps to ensure that Products being readied for shipment are not labeled for shipment destinations until the last practicable moment before pick up by the common carrier.

11.2 Exceptions. Information will not be deemed Confidential Information hereunder if the receiving party can demonstrate that such information: (a) is already known to the receiving party prior to disclosure; (b) is independently developed by the receiving party without the use of the disclosing party's Confidential Information; (c) is or becomes publicly available through no fault of the receiving party; or (d) is lawfully disclosed to the receiving party by a third party without restriction on disclosure and without breach of a nondisclosure obligation. A party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that such party gives the other party reasonable prior written notice sufficient to allow the other party time to contest such disclosure.

11.3 Non-Disclosure Obligation. Each party agrees that for a period of six (6) years following the disclosure of Confidential Information, it (a) will not use, directly or indirectly, or reproduce the Confidential Information of the other party for any purpose except in accordance with the terms of the Agreement; (b) will not disclose the Confidential Information of the other party to any third parties except as expressly permitted in this Agreement; and (c) will use reasonable care, but in all events at least the same degree of care that it uses to protect its own information of similar importance, to protect and maintain the confidentiality of all Confidential Information of the other party in its possession or control. Each party agrees not to disclose Confidential Information to its employees or agents unless (1) such employees or agents have a "need to know" such Confidential Information and (2) have agreed in writing to be bound by non-disclosure obligations at least as restrictive as those set forth herein. Each party further agrees to take commercially reasonably steps to ensure that the other party's Confidential Information is not disclosed or distributed by its employees or agents in violation of this Section 11.

11.4 Effect of Termination. Upon the termination or expiration of this Agreement, or upon any request of a party, all Confidential Information, together with any copies of same as may be authorized herein, will (at the election of the disclosing party) either be returned to the disclosing party or certified destroyed by the receiving party. Notwithstanding the termination or expiration of this Agreement, each party agrees the requirements regarding use, confidentiality and non-disclosure set forth herein will survive the termination or expiration of this Agreement for a period of six (6) years from the date of the disclosure of the Confidential Information. Notwithstanding the provisions of this Section 11, SCI's obligation for non-disclosure with regard to McDATA's Specifications and McDATA Process Documentation shall remain in full force and effect and subject to the terms of this Section 11 indefinitely.

11.5 Injunctive Relief. In the event of any breach of this Section 11, the parties agree that the non-breaching party may suffer irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, the parties hereby agree that the non-breaching party shall be entitled to seek injunctive relief, in addition to any other available remedies at law or in equity.

11.6 Each party agrees that it will not, without the prior written consent of the other party, transmit Confidential Information received from the other party to any country outside of the United States of America.

12.      INDEMNIFICATION AND INSURANCE

12.1 By McDATA . Subject to the provisions of Section 12.4, McDATA agrees, at its expense, to defend, indemnify and hold harmless SCI and its officers, directors and employees from and against all third party claims, suits and proceedings (i) arising in connection with product liability claims for the Products resulting from McDATA's design of the Products or due to McDATA's negligence or willful misconduct; (ii) relating to any breach of a representation or warranty by McDATA hereunder, or (iii) based on any third party claim that the Products infringe or violate any United States patent or trademark, or worldwide trade secret or copyright, and will pay all final judgments awarded or settlements entered into on such claim, proceeding or suit. Notwithstanding the foregoing, McDATA shall not be liable for any claim of infringement to the extent any Product is altered or modified without McDATA's authorization.

12.2 By SCI. Subject to the provisions of Section 12.4, SCI agrees, at its expense, to defend, indemnify and hold harmless McDATA and its officers, directors and employees from and against all third party claims, suits and proceedings (i) arising in connection with product liability claims for the Products resulting from SCI's manufacturing process or due to SCI's negligence or willful misconduct; (ii) relating to any breach of a representation or warranty by SCI hereunder; and/or (iii) based on any third party claim that SCI's manufacturing process of the Products infringes any third party's United States patent or trademark, or worldwide trade secret or copyright and will pay all final judgments awarded or settlements entered into on such claim, proceeding or suit.

12.3 By Either Party. Subject to the provisions of Section 12.4, each party shall defend, indemnify and hold the other party, its officers, directors and employees from and against any and all claims, including personal injury and death, losses, expenses (including reasonable attorneys' fees), demand, or judgments ("Claims") which result from or arise out of:

12.3.1 The presence, of either party's agents, employees, subcontractors (Personnel), or equipment on the property of the other party or its customers that caused the Claims; or

12.3.2 The negligent performance by either party or its Personnel of any effort for or on behalf of the other party; or

12.3.3 The negligent acts, errors, or omissions of either party or its Personnel; or

12.4 Indemnification Procedures. The indemnifying party's indemnification obligations are conditioned upon the indemnified party: (i) giving prompt notice of the claim or action to the indemnifying party; (ii) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party's prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of, result in any ongoing material liability to or materially prejudice or detrimentally impact the indemnified party in any way); and (iii) providing reasonable cooperation and, at the indemnifying party's request and expense (except for the value of the time of the indemnified party's employees), assistance to the indemnifying party in the defense or settlement of the claim or action.

12.5 Insurance. Each party agrees to maintain appropriate worker's compensation insurance for its employees as well as commercial general liability insurance . SCI agrees to maintain insurance in the following minimum amounts: $20,000,000 General Liability insurance; and in excess of $20,000,000 property insurance. Upon McDATA's written request pursuant to the execution of this Agreement, SCI will provide McDATA with proof of such coverage in the form of a Certificate of Insurance. SCI further agrees to notify McDATA of any changes in such insurance coverage. McDATA's written request for SCI to issue a Certificate of Insurance should be sent to the following: SCI Technology, Inc., Asset Management Department, PO Box 1000, Huntsville, AL 35807.

13. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMIATION CONSEQUENTIAL DAMAGES FOR LOSS OF PROFITS, REVENUE, DATA, RECORDS, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER ARISING UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABLITY OR OTHERWISE, EVEN IF THE OTHER PARTY OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CLAIMS (I) FOR DAMAGES FOR BODILY INJURY OR DEATH OR DAMAGE TO PERSONAL PROPERTY DIRECTLY CAUSED BY EITHER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;
         (II) FOR BREACH OF REPRESENTATIONS OR WARRANTIES; (III) RELATING TO THE PARTIES' OBLIGATIONS RELATING TO INDEMNIFICATIONS; OR (IV) FOR BREACH OF CONFIDENTIALITY ARE EXCLUDED FROM THE FOREGOING LIMITATION.

14.      TERM AND TERMINATION

14.1 Term. The term of this Agreement shall be for one (1) year from the Effective Date, and unless terminated pursuant to the termination provisions of this Agreement, will automatically renew for one (1) year terms. Either party may terminate this Agreement without cause by providing the other party sixty (60) days written notice.

14.2 Termination for Material Breach. In addition to any other rights or remedies that may be available at law or in equity, a party may terminate this Agreement if the other party is in material breach of this Agreement and has not cured the breach within thirty (30) days of written notice specifying the breach. If the breach is not cured within the thirty (30) day period, termination will become effective on the thirtieth (30th) day following the written notice. Consent to extend the cure period for breaches other than nonpayment of fees shall not be unreasonably withheld, so long as the breaching party has commenced cure during the thirty (30) day notice period and pursues cure of the breach in good faith.

14.3 Termination for Insolvency. Either party may immediately terminate this Agreement by written notice to the other upon the occurrence of any of the following events: (i) either party becomes insolvent; (ii) a receiver is appointed for either party or its property; (iii) either party makes, or attempts to make, an assignment for the benefit of its creditors; (iv) any proceedings are commenced by or for either party under any bankruptcy, insolvency, or debtor's relief law and such proceedings are not set aside within thirty days following their filing; and/or (v) either party liquidates or dissolves or makes a good faith attempt to liquidate or dissolve voluntarily or otherwise.

14.4     Inventory Indemnification. [*]

14.5 Effect of Termination. Termination of this Agreement and pursuant liability of either party shall be limited in accordance with
         Section 13. Notwithstanding, either party may seek injunctive relief. The parties' rights and obligations under Sections 1, 4.7, 7, 11, 12 and 13 hereof shall survive termination of this Agreement. In the event of termination or expiration of this Agreement, SCI agrees to provide McDATA with all of the data and records required in Appendix 4 (SCI Contract Quality Requirements). The parties agree that for a period of six (6) months following termination or expiration of this Agreement, the terms of this Agreement shall apply to any purchase orders issued by McDATA and subsequently accepted by SCI, provided SCI may retain the Tooling required for the testing and manufacturing of the Products.

14.6 Return of Materials. Upon the termination of this Agreement, each party shall promptly deliver to the other party any of the other party's proprietary information in its possession, including, but not limited to, Confidential Information and/or developments, and all notes, records, engineering notebooks, Tooling, and other documents relating thereto. Each party shall continue thereafter to promptly return to the other party any of the above mentioned materials and all copies thereof that come into its possession.

14.7 Dispute Resolution. In the case of disputes between the Parties that cannot be resolved upon one Party issuing and the other Party receiving written notice of a dispute, the following escalation sequence is mutually agreed between the Parties. Should the dispute not be resolved within fifteen (15) calendar days after dispute notification, both Parties agree to escalate the dispute to the appropriate Corporate Executive VP's. Should the dispute remain unresolved in the pursuing fifteen (15) day period from escalation, the Parties will discuss the legal options which best suit the dispute. In the event the Parties cannot agree on the legal option (judicial, mediation, or arbitration) on the thirty-fifth (35th) day after the dispute notification, the Parties agree to seek Arbitration as the means of settling the dispute. The Parties agree to use the Commercial Arbitration Rules-Expedited Procedures of the American Arbitration Association. If the Parties mutually agree upon one arbitrator to hear the case, one arbitrator will be used. If the Parties cannot agree upon one arbitrator, then each Party will chose one arbitrator and the third arbitrator shall be selected by the other two arbitrators. The period allowed for the arbitrator(s)' discovery shall not exceed thirty (30) calendar days. Arbitration shall be limited to fifteen (15) days following discovery completion, and the judgment of the arbitrator(s) shall be final and binding upon the Parties. Any arbitration pursuant to this Agreement shall be held in Boulder, Colorado. Each party shall bear its own expenses and shall share equally the administrative expenses of the hearing, including, without limitation, arbitration fees and the expenses of a court reporter.

15. MANUFACTURE RIGHTS. In the event (1) of proceedings in bankruptcy or insolvency invoked by or against SCI, or in the event of the appointment of an assignee for the benefit of creditors or a receiver, or (2) SCI is no longer in business, and provided McDATA has complied with all its payment obligations under this Agreement, SCI agrees to authorize only McDATA to produce the Products. Such authorization shall be in the form of a Manufacturing Rights Agreement between the parties for McDATA to make, sell, offer for sale or export the Products. SCI's Manufacturing Rights Agreement will allow McDATA to receive and utilize SCI's manufacturing strategies and production documentation, SCI Process Documentation, test procedures, all data and records required in Appendix 4 (SCI Contract Quality Requirements).. In the event the Products contain any SCI Intellectual Property, SCI agrees to grant to McDATA a worldwide, nonexclusive, irrevocable license to continued use of such SCI Intellectual Property in the Products. SCI will grant McDATA Manufacturing Rights including SCI Intellectual Property License only if one (1) of the two (2) events stated above occurs.

16. MARKETING OR PUBLICITY. The parties may publicly refer to the existence, but not the content, of this Agreement and may reference their business relationship by creating a hyper-link from one party's web site to the other party's web site. Neither party shall use the name, trademark, or service mark of the other party in any advertising, promotional material, or publicity releases without first obtaining the other party's prior written consent. SCI acknowledges and agrees that McDATA will file this Agreement with the Securities and Exchange Commission (SEC), and that McDATA will seek confidential treatment of pricing terms and as otherwise allowed by the SEC.

17. Export Administration. Each party agrees to comply with the U.S. Foreign Corrupt Practices Act and all relevant export laws and regulations of the United States and the country or territory in which the Products are provided ("Export Laws") to assure that neither any deliverable, if any, nor any direct product thereof is
         (i) exported, directly or indirectly, in violation of Export Laws or (ii) intended to be used for any purposes prohibited by the Export Laws, including without limitation nuclear, chemical, or biological weapons proliferation.

18       GENERAL PROVISIONS.

18.1 Relationship of Parties. McDATA and SCI are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Neither party is granted the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other party, or to bind such other party in any manner to anything whatsoever. It is expressly agreed that under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. Each party shall be solely responsible for payment of all compensation and benefits payable to its employees, as well as all employment related taxes.

18.2 Notices. All notices required hereunder shall be in writing, and shall be deemed given when transmitted by facsimile (provided such facsimile is subsequently confirmed in writing within five (5) days of the facsimile date) or deposited with an express delivery services with guaranteed third day delivery, prepaid, addressed as follows:

         To SCI:                                With an additional copy to:
         SCI Systems, Inc.                      SCI Systems, Inc.
         5525 Astrozon Blvd.                    5525 Astrozon Blvd.
         Colorado Springs, CO 80916-4226        Colorado Springs, CO  80916-4226
         Attn:  VP Plant Manager                Attn:  McDATA Operations Manager

         To McDATA:                             With an additional copy to:
         McDATA Corporation                     McDATA Corporation
         380 Interlocken Crescent               380 Interlocken Crescent
         Broomfield, CO  80021-3464             Broomfield, CO  80021-3464
         Attn: VP Manufacturing,                Attn:  General Counsel
               Bob Finley                              Thomas O. McGimpsey
                                                cc:    Manager, Contracts
                                                         Department
                                                       Patricia A. Forsyth

18.3 Force Majeure. Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes which are beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, and governmental actions; provided that (a) the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof, and
         (ii) uses commercially reasonable efforts to correct such failure or delay in its performance, and (b) the delayed party's time for performance or cure under this Agreement shall be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less. The party against whom this section is invoked shall have the right to terminate the affected installments under any purchase order. Notwithstanding, should McDATA be the party claiming the force majeure event, McDATA shall be liable for any applicable cancellation charges as set forth in Section 14.4 (Inventory Indemnification). This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

18.4 Amendment. No provision of this Agreement will be deemed amended or modified by either party, unless such amendment or modification is made in writing and signed by authorized representatives of both parties.

18.5 Non-Assignment; No Third-Party Rights. Neither party may assign this Agreement or any of its rights or obligations hereunder without the other party's prior written consent which shall not be unreasonably withheld or delayed. In the event of such an assignment, the assignor must provide written notice of its intent to assign and the assignee must agree in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of the foregoing restrictions shall be null and void. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto. This Agreement is for the sole and exclusive benefit of the parties hereto and not for the benefit of any third parties, and nothing in this Agreement shall be construed as giving any rights to any person not a party hereto.

18.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a proper authority having jurisdiction over this Agreement, such provision shall be deemed null and void and the remaining provisions of this Agreement shall remain in full force and effect. The parties shall substitute for the affected provision an enforceable provision that approximates the intent and economic effect of the affected provision.

18.7 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.8 Attorney's Fees. If any litigation arises between the parties in connection with this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees, costs and expenses from the other party.

18.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado excluding its choice of law provisions. Any action brought in connection with this Agreement may be brought in the state or federal courts of Colorado. In any such action, SCI submits to the personal jurisdiction of such courts. The United Nations Convention on Contracts for the International Sale of Goods (CISG) is specifically excluded and shall not be applicable to any transaction contemplated herein.

18.10 Entire Agreement. This Agreement, together with any applicable appendices, constitutes the entire Agreement between McDATA and SCI relating to the subject matter of this Agreement. This Agreement supersedes the Manufacturing Agreement 01-92-01-0A and its Amendment 01 (5/23/96) and Amendment 02 (4/30/98). This Agreement takes precedence over any pre-printed terms and conditions on invoices, purchase orders, acknowledgements, or other forms used by the parties in carrying out the terms and conditions of this Agreement.

18.11 Right to Audit. McDATA reserves the right to have access to such SCI records for McDATA invoices, supplier purchase orders and any other applicable documentation of cost and expenses incurred by SCI in performance of this Agreement, for purpose of audit and verification. Such audits may be performed by McDATA or by an independent auditor selected by McDATA during normal business hours and upon reasonable notice, for so long as such records are required to be retained. SCI will retain such records for six (6) years or as required by law. Further, McDATA reserves the right to audit SCI and/or SCI's facilities at any time upon reasonable notice, to ensure SCI's compliance with this Agreement. McDATA shall ensure that any auditor performing audit duties, whether McDATA personnel or an independent auditor selected by McDATA, shall first have entered into SCI's confidentiality agreement.

18.12 Counterparts. This Agreement shall be executed upon the affixed signatures of both Parties' duly authorized representatives. Three
         (3) original copies shall be executed and be retained by the following: one (1) original remains with McDATA, one (1) with SCI Plant in Fountain, CO, and one (1) copy sent to SCI Contract Department in Huntsville, AL.

18.13 Waiver. No waiver of any right or remedy on one occasion by either party shall be deemed a waiver of such right or remedy on any other occasion.






                                                 Appendix 1

                                                  PRODUCTS


McDATA PART #                   DESCRIPTION                      REVISION                     EAU*
-------------                   -----------                      --------                     ----
002-002202-022                  FUJI BOX                             B                        [*]
002-002251-000                  FUJI FPM                             H                        [*]

002-002258-106                  SHASTA 32 BOX                        D                        [*]
002-002322-004                  SHASTA 32 EMC                        A                        [*]
002-002257-107                  SHASTA 16 BOX                        A                        [*]
002-002316-008                  SHASTA 16 EMC                        A                        [*]
002-002248-106                  REDCLOUD                             C                        [*]

002-002082-000                  MONARCH CNTRL PNL                    E                        [*]
470-000370-402                  MONARCH CTP                          A                        [*]
470-000372-302                  MONARCH MXS                          C                        [*]
470-000373-201                  MONARCH LASER                        C                        [*]
470-000374-501                  MONARCH 8 PORT                       D                        [*]
470-000374-511                  MONARCH 4 PORT                       D                        [*]
470-000376-102                  MONARCH TOKEN RNG                    C                        [*]
470-000390-104                  MONARCH MXC                          B                        [*]
470-000377-201                  MONARCH LASER SPARE                  G                        [*]
470-000377-301                  MONARCH LASER SPARE                  D                        [*]
470-000375-100                  MONARCH                              D                        [*]

470-000392-737                  SILVERCREEK BRIDGE                   B                        [*]

470-000350-204                  GUNBARREL PORT                       C                        [*]
470-000351-205                  GUNBARREL CLO                        F                        [*]
470-000352-201                  GUNBARREL BACKPLANE                  C                        [*]
470-000353-301                  GUNBARREL CTP                        A                        [*]
470-000354-201                  GUNBARREL OP PANEL                   A                        [*]


*EAU refers to Estimated Annual Usage. McDATA does not intend for the EAU to be a forecast or a binding commitment to order or purchase the estimated quantities. The EUA is provided solely for reference.








                                                          Appendix 2

                                                         Quote Model

 ---------------------------------------------------------------------------------------------------------------------------
|  SCI QUOTATION NUMBER:                                      ASSEMBLY NUMBER:
|  QUOTATION DATE:                                            DESCRIPTION:
|                                                             REVISION LEVEL:                         LEAD TIME:
|  McDATA CONTACT                                             ANNUAL VOLUME:
 ---------------------------------------------------------------------------------------------------------------------------
            1   MATERIAL COST                                                          $0.00
                INDIRECT MATERIAL COST                                                 $0.00
                TOTAL MATERIAL                                                         $0.00

                MATL BURDEN                                                            $0.00
                PPV AMORT                                                              $0.00
                TOTAL MATERIAL                                                         $0.00

            2   DIRECT LABOR
                                            [*}                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00

           2A   TEST
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00

            4   OTHER COST
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                        $0.00
                                            [*]                                     $[*}0.00

            5   PROFIT                                                                 $0.00

            6   PRICE (LESS XCVRS)                                                     $0.00

            7   OTHER MATERIAL COST                                                    $0.00
                OTHER MATL BURDEN                                                      $0.00
                TOTAL OTHER MATERIAL                                                   $0.00

            8   TOTAL PRICE                                                            $0.00



NON-RECURRING EXPENSES:
------------------------------------------------------------ ------------ ---------- ----------
        Item                                                   Unit Price    Qty      Ext Price
------------------------------------------------------------ ------------ ---------- ----------
  Process Development                                                                    $0.00
------------------------------------------------------------ ------------ ---------- ----------
  Screen Print Stencil                                                                   $0.00
------------------------------------------------------------ ------------ ---------- ----------
  SMT Process Fixture                                                                    $0.00
------------------------------------------------------------ ------------ ---------- ----------
  Auto Insertion Fixture                                                                 $0.00
------------------------------------------------------------ ------------ ---------- ----------
  Wave Solder Tooling                                                                    $0.00
------------------------------------------------------------ ------------ ---------- ----------
  Post Wave Tooling                                                                      $0.00
------------------------------------------------------------ ------------ ---------- ----------
  ICT Fixture                                                                            $0.00
------------------------------------------------------------ ------------ ---------- ----------
  ICT Programming, Installation, Debug                                                   $0.00
------------------------------------------------------------ ------------ ---------- ----------
  Functional Test Development                                                            $0.00
------------------------------------------------------------ ------------ ---------- ----------
  Functional Test Hardware                                                               $0.00
------------------------------------------------------------ ------------ ---------- ----------
  PWB Tooling                                                                            $0.00
------------------------------------------------------------ ------------ ---------- ----------
  Other                                                                                  $0.00
------------------------------------------------------------ ------------ ---------- ----------
  TOTAL NRE COST                                                                         $0.00
------------------------------------------------------------ ------------ ---------- ----------


THIS QUOTATION IS BASED UPON COST OF MATERIALS AND LABOR AT THE        TERMS:                  [ * ]
TIME OF THE QUOTATION FOR THE ABOVE PRODUCT OR SERVICE.  SCI           SHIP POINT:             SCI-COLO. SPGS.
RESERVES THE RIGHT TO REVISE PRICING TO REFLECT CHANGES IN COST        F.O.B. POINT:           BOULDER, CO
OF MATERIALS OR LABOR.
ALL TERMS AND CONDITIONS (UNLESS OTHERWISE STATED)ARE
PER THE EXISTING CONTRACT AND ITS ADDENDUMS.                                                   APPROVAL   _______________________






                                  Appendix 3

                                Price Matrix



Quarterly Sales Volume                 [*]            [*]            [*]

BURDEN                                 [*]            [*]            [*]
PROFIT MARGIN                          [*]            [*]            [*]
OPTICAL TRANSCEIVER BURDEN             [*]            [*]            [*]




The above Burden and Profit percentages will be applied beginning the first day of the [*], based on the current forecasted purchase volume for that [*]. At the end of each quarter the parties agree to a settlement of the difference in forecasted percentages and the actual sales volume achieved.







                                 Appendix 4

                     SCI Contract Quality Requirements


1.      QUALITY SYSTEM

         a. SCI shall maintain a certified quality system meeting, at a minimum, the requirements of ISO 9002

         b. SCI is subject to assessment to verify conformance to the requirements of this document. This could be accomplished by any or all of the following methods upon reasonable notice to
              SCI:

              i. SCI may be requested to complete a McDATA self-assessment form with supporting evidence for the responses given

              ii. McDATA Supplier Quality Engineers may conduct an on-site assessment of SCI's quality system.

              iii. McDATA may perform Source, Receiving, or In-process
                   inspection of SCI supplied materials to determine conformance to requirements.

              iv. McDATA may request documents and records to verify compliance to system requirements.

2.       QUALITY REQUIREMENTS

         a. Products shall meet the following requirements, in order of precedence:

i.       Purchase Order

ii.      Drawings and Bills of Materials

iii.     Specifications referenced on Drawings

iv.      IPC-A-610 (current revision) Class II (Circuit Card Assemblies)

         b. Any items not in compliance with the above requirements must be authorized via a McDATA Engineering Change Order (ECO), Material Change Order (MCO) or McDATA Temporary Deviation Authorization (TDA). TDAs shall be requested as soon as the non-compliant condition is identified, and whenever possible, prior to commence of build. Non-compliant Product without authorization is considered SCI's risk and responsibility, and these items are not to be delivered to McDATA until authorization has been granted. ECOs, MCOs, and TDAs shall be issued by McDATA at its sole discretion.

         c. SCI is expected to deliver defect-free product and shall implement all necessary process controls and evaluation gates to ensure that Products are defect-free.

3.       QUALITY AND DELIVERY PERFORMANCE

         a.   McDATA expects 100% defect free and on-time delivery.

         b. McDATA will monitor SCI's delivered quality performance. Defective Product delivered to McDATA will not only be considered a quality defect, but will also not be considered an on-time delivery. SCI agrees to stock a mutually agreed upon number of SCI-owned Products at McDATA to be used as replacement(s) for Defective Product ("Swap Stock"). Upon notification by McDATA that Product is defective, McDATA will pull an equivalent number of Product as replacement, and SCI shall replenish the Swap Stock to the agreed upon level. If there is sufficient stock in the Swap Stock to replace Defective Product in accordance with this section, then such delivery will not negatively impact the delivery status. In the event there are certain Products for which SCI has not established a Swap Stock, then upon notification by McDATA that Product is defective, SCI will provide replacement Product to McDATA on the date SCI receives such notification.

         c. McDATA may perform Source Inspection at its discretion. McDATA Source Inspection, if required, will be available Monday through Friday, 8am - 5pm. SCI will be given notice that source inspection will be required (the amount of notice will be commensurate with the quality level of recent delivery). SCI is responsible to take the availability of source inspection into account when scheduling Product for process and delivery.

         i.   SCI shall provide appropriate facilities for Source
              Inspection, including but not limited to adequate and ergonomically acceptable work space, equipment, lighting, access to phone and other facilities as necessary.

         ii. Source inspection does not constitute acceptance, and does not preclude McDATA's rejection of such Product subsequent to Source Inspection.

4.       SUPPLIER CONTROLS

         a.   Supplier Selection

              i. SCI shall not purchase any component or make-to-print part for use in the manufacture of any Product from any vendor other than those listed in the Manufacturer's part list (MPL) in Agile for components and other off-the-shelf items, or the Approved Supplier List (ASL) for make-to-print parts unless otherwise directed in writing by an authorized employee of McDATA. McDATA agrees to provide updated MSLs and ASLs to SCI on a timely basis.

              ii. Although it is McDATA's general policy to maintain a consistent approved MPL or ASL for each Product, SCI is encouraged to recommend substitutions to such list. Any recommendation by SCI for such a substitution must include without limitation:

                      o For MPL parts, one complete, original copy of the manufacturer's specification

                      o   For ASL parts, the completed supplier
                          qualification per the Supplier Qualification requirements identified below

                      o   Sufficient sample parts as identified by McDATA

                      o Justification for such recommended substitution including without limitation estimated cost reduction/increase per assembly directly attributable to the change

                      o Part Qualification MPL/ASL Addition Request (format to be provided by McDATA)

                   McDATA reserves the right to accept or reject any such recommendation in its sole discretion.

         b.   Supplier Qualification

              i. In accordance with ISO 9002 requirements, SCI shall establish documented processes and criteria for the selection and qualification of suppliers and subcontractors (including other SCI facilities for those components and assemblies in which SCI is recommending, in addition to or in lieu of, McDATA's normal MPL/ASL specifications). The process and criteria shall be provided to McDATA Supplier Quality Engineering personnel for review and agreement.

              ii. SCI shall notify McDATA Supplier Quality Engineering of the intent to qualify or re-qualify suppliers or subcontractors. McDATA may choose to participate in any Supplier management activities. Upon request by McDATA, SCI shall provide the results of supplier selection and monitoring activities to McDATA.

              iii. For ASL parts, SCI shall perform capability studies of
                   SCI-selected suppliers to ensure its long-term ability to provide compliant material. The capability study and its results shall be provided to McDATA for review and approval.

              iv. SCI reserves the right to operate to a subset of McDATA-provided MPL/ASL.

         c. Supplier Monitoring

              i. SCI shall establish documented processes and criteria for the monitoring of its suppliers and subcontractors (including other SCI facilities). The process and criteria shall be provided to McDATA Supplier Quality Engineering personnel for review and agreement. McDATA may request reports of the results of the monitoring process at any time.

              ii. SCI shall establish methods for the evaluation of MPL and ASL parts to be used in McDATA Products to ensure that all materials meet the requirements per applicable drawing, BOM and specification for such parts. The process and criteria shall be provided to McDATA Supplier Quality Engineering personnel for review and agreement. These methods shall be reviewed and updated upon revision to drawings, BOMs or specifications, and submitted to McDATA Supplier Quality Engineering.

              iii. SCI shall perform First Article Inspection reports of all make-to-print items to be used in McDATA production, and shall submit them to McDATA Supplier Quality Engineering for review upon request.

              iv. SCI shall maintain records of material evaluations that are performed upon receipt, and shall make such records available to McDATA upon request.

         d. Supplier Data: SCI shall provide supplier performance reports, at a minimum to include yield and defect cause information, for all strategic make-to-print items (to be specified by McDATA). Reports will be provided at least monthly, within one week after the end of the month in consideration.

         e. Supplier Corrective Actions: SCI shall provide weekly status of any initiated, in-work, and completed Supplier Corrective Action requests to suppliers of materials used in McDATA production.

5.       ASSEMBLY QUALITY

         a. SCI shall complete a readiness review prior to production build for any new Products. The readiness review shall meet the requirements of a mutually agreed upon format, and shall be confirmed by McDATA Supplier Quality Engineering prior to the commencement of production build.

         b.   McDATA and SCI shall mutually agree on a plan for First
              Article Inspection ("First Article Inspection Plan").

         c. SCI shall perform First Article Inspection of all SCI-built McDATA assemblies in accordance with the First Article Inspection Plan, and shall submit reports of the results of such inspection to McDATA Supplier Quality Engineering for review. Such first article inspection report shall include without limitation verification that established processes and Products built to those processes meet specified requirements. McDATA Supplier Quality Engineering may choose to perform a duplicate first article inspection. McDATA Supplier Quality Engineering will approve the first article inspections prior to additional assembly in excess of the First Article Inspection Plan. SCI will investigate root cause and take corrective action for any first article rejections.

         d. SCI shall submit a Quality Plan for each program built at SCI, per a mutually agreed upon format.

         e. SCI shall provide a process map, which may be included in the Quality Plan, for all McDATA Product build, showing data collection points and Work Instructions which describe the work performed at each step. Copies of the documents used and data collected at each step shall be provided to McDATA as reference. An updated process map and associated documents shall be submitted upon any change.

         f. Used electronic components (components which have been previously soldered to and removed from an assembly or subassembly) may not be reused even if such components are known to be functionally acceptable unless mutually agreed to in writing by the parties.

6.       OUTGOING QUALITY CONTROLS

         a. Out of Box Audit: SCI shall develop, implement and perform an Outgoing Inspection Audit of Product that will be based on a statistically valid continuous sampling plan. The sampling plan to be used will be agreed upon by McDATA and SCI. The outgoing inspection audit will be performed prior to delivery of Product to McDATA Source Inspection and/or shipment to McDATA or any McDATA customers. The outgoing inspection will verify at a minimum the presence of and conformance to all Specifications including:

                      i.   all visual/cosmetic requirements
                      ii.  workmanship
                      iii. configuration
                      iv.  labeling requirements
                      v.   accessory kit if applicable
                      vi.  test completion/confirmation

7. RELIABILITY TESTING. SCI shall perform HASS, burn, and Ongoing Reliability Testing Reliability Demonstration (ORT/Rel demo) reliability tests as specified by McDATA, in accordance with procedures described in SCI's Quality Plan for each Product. HASS and burn tests may be performed as a normal part of the production process. ORT/Rel demo tests shall be performed by SCI on a sample of finished Product as a Product and process validation. Product is available for shipment upon successful completion of such testing.

8.       FAILURE ANALYSIS, ROOT CAUSE AND CLOSED LOOP CORRECTIVE ACTION

         a.   Level 1 Failures:

              i. Level 1 Failures are failures during (a) the last 25% of Burn Cycle; (b) Out of Box Audit Failures; (c) ORT and Reliability Demonstration Failures; (d) Customer Returns and Issues; or (e) a High Process Fallout/ Trend (defined as three (3) or more failures for the same fault in any thirty (30) day period).

              ii. Any process in which yield has decreased 4% or more in a week reporting period, or in which a yield decrease has been reported for three (3) weeks in a row, shall be treated as a Level 1 Failure.

              iii. SCI shall identify a process owner responsible for the analysis and closure of Level 1 Failures.

              iv. SCI shall monitor process failures to identify Level 1 Failures. Upon identification of a Level 1 Failure, SCI shall immediately notify McDATA Supplier Quality Engineering in a special alert to McDATA.

              v. SCI shall identify and implement a containment plan for Level 1 Failures within twenty-four (24) hours of identification, and shall convey that plan to McDATA Supplier Quality Engineering for review.

              vi. Failure analysis to the component level shall occur within three (3) calendar days of the receipt of the failure (or identification of the failure if from within SCI).

              vii. Failure Analysis to Root Cause shall be completed within five to ten (5-10) business days of component identification.

              viii.Status reports for Analysis of Level 1 Failures shall be weekly at a minimum and may be required daily until closure.

         b.   Level 2 Failures:


              i. Level 2 Failures are failures at (a) SCI Final Test or Inspection; (b) McDATA Source or Receiving Inspection;
                   (c) or in-process at McDATA.

              ii. SCI shall identify and implement a containment plan for Level 2 Failures within twenty-four (24) hours of identification and return to SCI if failed at McDATA.

              iii. Failure analysis to the component level shall be
                   completed within three (3) calendar days of the receipt of the failure (or identification of the failure if from within SCI).

              iv. Failure Analysis to Root Cause shall be completed within twenty (20) business days of component identification.

         c.   Level 3 Failures

              i. Level 3 Failures are routine in-process failures that do not qualify as Level 1 or 2 Failures.

              ii. Failure analysis to the component level shall be completed within ten (10) calendar days

              iii. McDATA reserves the right to require Failure Analysis by
                   SCI to the Root Cause to be completed within thirty (30) calendar days of component identification.

              iv. Replaced component parts shall be identified and retained by SCI for no less than thirty (30) calendar days after such replacement.

         d. SCI shall immediately implement corrective action for all Level 1 and 2 Failure causes related to SCI processes.

              i. Upon request of McDATA Supplier Quality Engineering, all affected items shall be identified.

              ii. A containment plan shall be established, presented to McDATA Supplier Quality Engineering for approval, and implemented immediately.

              iii. A long-term corrective action plan shall be developed and presented to McDATA Supplier Quality Engineering for approval. The corrective action status will be tracked and reported weekly until implementation is completed and effectiveness is verified.

9.       QUALITY REPORTING AND DATA.  Commencing on the Effective Date:

         a. SCI shall provide weekly reports of process quality performance, including yield, defect pareto, root cause, and corrective actions. Process steps to be included in the reports are to be mutually agreed upon by McDATA and SCI. Level 2 and 3 Failures are included in these weekly reports.

         b. SCI shall provide proof that delivered Product meets all requirements including the successful completion of all inspections and tests.

         c. SCI shall report Failure Analysis queue levels on a weekly basis, including quantity in each troubleshoot location and aging of the items in each location.

10.      COMMUNICATION

         a. SCI will endeavor to provide acknowledgement by e-mail, phone, fax or other method of communication, of all requests for information or action, within one (1) hour of the request being made by McDATA. SCI personnel will use all commercially reasonable efforts to respond to McDATA's requests within twenty-four (24) hours, with at a minimum, a plan for when the issue will be closed. Quality Issues should be closed with root cause and corrective action analysis within two (2) to ten (10) days depending on the nature of the problem.

         b. McDATA has the right to reject any items submitted by SCI for review, and to ask for changes or corrections.

11.      TRAINING

         a. SCI shall establish a personnel training and certification program for all assembly, test and inspection processes for McDATA Product. SCI shall permit McDATA Supplier Quality Engineering to audit the effectiveness of SCI's training programs, and if requested, SCI shall submit training plans to McDATA Supplier Quality Engineering for review and approval. SCI training records shall be made available for audit by McDATA upon request to verify that all personnel engaged in the manufacture, test or inspection of McDATA Product, have been certified capable of properly performing their work.